Exhibit 10.1

GRANT NOTICE FOR

TSR SHARE AWARD

[DATE OF GRANT]

PPG Industries, Inc. (the “Company”) and the Participant identified below are parties to a TSR Award Agreement dated as of [DATE OF GRANT] (the “Agreement”). Capitalized terms used in this Grant Notice shall have the respective meanings given to such terms in the Agreement, unless otherwise defined in this Grant Notice. This Grant Notice confirms the grant to the Participant of an Award providing for the issuance of the number of shares of Common Stock set forth below upon the achievement of performance objectives based on the total shareholder return of the Company (“TSR Shares”) with the terms set forth below. This Grant Notice is hereby incorporated by reference into and forms a part of the Agreement.

Participant Name:	Full Name

Date of Grant:	[DATE OF GRANT]

Target Number of TSR Shares Subject to Award:	[QuantityGranted]

Dividend Equivalents:	“Dividend Equivalents” are granted with respect to this TSR Share Award. “Dividend Equivalents” means the right to receive at the end of the Award Period, the equivalent value (in cash or shares) of dividends paid on the actual number of TSR Shares earned during the Award Period.

Award Period:	[PerformancePeriod]

Award Goals:

Vesting of the Award shall be determined using the table below, provided that the Participant must be continuously employed by the Company or its Subsidiaries through and including the last day of the Award Period, subject to the provisions of the Agreement regarding retirement, disability, death, job elimination and other termination of employment and further subject to the certification provisions of the Agreement as mandated by the requirements of Section 162(m) of the Code.

The Award Goals for the Award Period is PPG’s total shareholder return “TSR” compared to the TSR for each of the companies that comprise the S&P 500 as of the first day of the Award Period. TSR shall be calculated based on the formula adopted by the Committee at the commencement of the Award Period and in accordance with the requirements of Section 162(m) of the Code. The payout will be based 100% on PPG’s ranking against the S&P 500 companies.

                                                                                      The following payout performance levels have been established:

PPG TSR Percentile Ranking Against S&P 500 Companies
Ranking (percentile)	Payout of Contingent Grant (%)
90th	220%
80th	180%
70th	140%
60th	100%
50th	80%
40th	50%
30th	30%
<30th	No Award

PPG Industries, Inc.

/s/ J. Craig Jordan
By:	J. Craig Jordan, Vice President, Human Resources

TSR SHARE AWARD AGREEMENT

[DATE OF GRANT]

This TSR SHARE AWARD AGREEMENT (this “Agreement”) is entered into as of the date first written above by and between PPG Industries, Inc. (the “Company”) and Fullname (the “Participant”).

The Company maintains the PPG Industries, Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Officers-Directors Compensation Committee (the “Committee”) to receive an Award under the Plan. The Award is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. Capitalized terms used in this Agreement shall, unless defined elsewhere in this Agreement, have the respective meanings given to such terms in the Plan.

The Award of TSR Shares shall be confirmed by a separate Grant Notice to which this Agreement is attached (the “Grant Notice”), specifying the Date of Grant of the Award, the number of TSR Shares granted and the Award Goals (as defined in the Grant Notice) applicable to such TSR Shares. Each TSR Share is a bookkeeping entry representing the equivalent in value of a share of Common Stock. Such Award shall be subject to the terms and conditions of this Agreement and such Grant Notice shall be deemed incorporated by reference into this Agreement.

NOW, THEREFORE, the Company and the Participant, intending to be legally bound, agree as follows:

1.	Terms and Conditions of the Award.

A.	This Agreement sets forth the terms and conditions applicable to the Award of TSR Shares confirmed in the Grant Notice. The Award of TSR Shares is made under Article VIII of the Plan. Unless and until the TSR Shares are vested and certified in the manner set forth in paragraph 1.G. and 2.A. hereof, the Participant shall have no right to settlement of any such TSR Shares.

B.	The Committee may terminate the Award at any time during the Award Period if, in its sole discretion, the Committee determines that the Participant is no longer in a position to have a substantial opportunity to influence the long-term growth of the Company.

C.

The Participant shall be entitled to a Dividend Equivalent with respect to the number of TSR Shares that are actually earned or to which the Participant is determined to be entitled to in accordance with this paragraph 1, in an aggregate amount equal to the product of the number of TSR Shares that are earned and/or become payable, multiplied by each dividend paid on the Common Stock during the period commencing on the first day of the Award Period and ending on the date the TSR Shares are paid to the Participant. Notwithstanding the foregoing, Dividend Equivalents with respect to any unvested portion of this Award shall be subject to the same vesting and forfeiture restrictions as the TSR Shares awarded hereunder. Unless prohibited under applicable law or otherwise determined by the Committee in its discretion, the value of such Dividend Equivalents shall be automatically deferred, on behalf of the Participant, into the Participant’s account under the Deferred Compensation Plan in accordance with the Participant’s investment elections under such plan. To the extent the Dividend Equivalents have not been deferred, the Dividend Equivalents shall be paid to the Participant at the same time and in the same form the underlying TSR Shares are paid as contemplated in paragraph 2.A. hereof. For purposes of the time and form of payment requirements of Section 409A of the Code, such Dividend Equivalents shall be treated separately from the TSR Shares.

D.	Prior to settlement of any vested TSR Shares, such TSR Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made and the Participant shall have no greater rights than an unsecured general creditor of the Company. Except as otherwise specifically provided in the Grant Notice or this Agreement, the Participant shall have no rights as a stockholder of the Company by virtue of this Award unless and until such Award is determined to be vested and resulting shares of Common Stock are issued to the Participant.

E.	If the Participant’s employment with the Company terminates during the Award Period but, on or after the first anniversary of the Date of Grant because of retirement, disability or job elimination (each, as determined in the Committee’s sole discretion), the Participant shall be entitled to a prorated Award which shall be determined at the end of the Award Period by multiplying the lesser of (i) the target number of TSR Shares subject to the Award and (ii) the number of TSR Shares to which the Participant would otherwise have been entitled had the Participant continued in employment through the duration of the Award Period (based on actual performance as measured against the Award Goals in accordance with Section 162(m) of the Code) by a fraction, the numerator of which is the number of whole months the Participant was employed during the Award Period and the denominator of which is the total number of calendar months in the Award Period, and such Award shall be paid as soon as practicable following the Certification Date (as defined below), subject to paragraph 2.C. hereof; provided, however, that the Committee, in its sole discretion, may determine pursuant to the provisions of the Plan to reduce or eliminate any payout made or to be made to such Participant in respect of his or her Award. In the event of the Participant’s death during the Award Period but on or after the first anniversary of the Date of Grant, the Committee, in its sole discretion, shall determine the number of TSR Shares to which the Participant should be entitled, if any, not to exceed the maximum number of TSR Shares that are eligible to vest under the Award. Such Award shall be paid to the Participant’s Beneficiary as promptly as practicable following the Certification Date, subject to paragraph 2.C. hereof.

F.	If the Participant’s employment with the Company terminates during the Award Period for any reason other than retirement, disability, job elimination or death, or for any reason before the first anniversary of the Date of Grant, the Participant’s Award shall be forfeited on the date of such termination; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a full or partial payout with respect to the Award, but in no event shall the amount of such payout exceed the amount that would be payable based on actual performance as measured against the Award Goals in accordance with Section 162(m) of the Code, in the case of a termination of the Participant’s employment due to retirement or job elimination. Any payout of the Award pursuant to this paragraph 1.F. shall be paid as soon as practicable following the Certification Date, subject to paragraph 2.C. hereof.

G.

The Committee shall determine and certify in accordance with the requirements of Section 162(m) of the Code the extent, if any, to which the applicable Award Goals have been attained and the extent, if any, to which the Award has been earned by the

Participant, as of the end of the Award Period or such other date as the Committee may select in its sole discretion (the “Certification Date”). The Committee shall have the negative discretion to reduce or eliminate any payout for the Award. The Committee may not increase the amount payable as a result of the performance as measured against the Award Goals.

H.	In the event that, during the Change in Control Period (as hereinafter defined), the Participant is subject to an Involuntary Termination (as hereinafter defined), then a number of TSR Shares determined by the Committee, in its sole discretion, but in no event fewer than the number of TSR Shares payable at the “target” level, shall become fully vested, and the payout of the Award shall be made as soon as practicable following the date of the Involuntary Termination, subject to paragraph 2.C. hereof (for avoidance of doubt, the TSR Shares that vest pursuant to this paragraph 1.H. shall not be subject to the performance and certification procedures contemplated by paragraph 1.G. hereof). The Company and the Participant shall take all steps necessary (including with regard to post-termination services by the Participant) to ensure that an Involuntary Termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which a separation from service takes place for reasons resulting in an Involuntary Termination shall be the date of the Involuntary Termination.

If the Participant is a party to a Change in Control Employment Agreement with the Company (a “Change in Control Agreement”), “Change in Control Period” for purposes of this Agreement shall have the meaning ascribed to the term “Employment Period,” as defined in the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, the term shall mean the period commencing on the date of a Change in Control (as defined in the Plan) and ending on the earlier of the Participant’s date of Retirement and the last day of the Award Period. “Retirement” for purposes of this paragraph 1.H. shall mean termination of employment on or after (i) the Participant’s “normal retirement date,” as defined in the PPG Industries, Inc. Retirement Income Plan, provided such termination is voluntary, or (ii) if the Company may subject the Participant to compulsory retirement under the Age Discrimination in Employment Act (29 U.S.C. Section 621 et. seq.) (ADEA) as a “bona fide executive or a high policy maker,” the Participant’s “normal retirement date.”

“Involuntary Termination” for purposes of this Agreement shall mean, if the Participant is a party to a Change in Control Agreement, a termination of the Participant’s employment that gives rise to payments and benefits under Section 6 of the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, shall mean a termination by the Company for any reason other than Cause, death or Disability (as the terms are hereinafter defined). “Cause” for purposes of a Participant who is not a party to a Change in Control Agreement shall have the same meaning as that term is defined in the Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Committee in good faith: (i) engaging in any act, or failing to act, or misconduct that is injurious to the Company or its Subsidiaries; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of (or entering a plea of guilty or nolo contendere to) a criminal offense (other than a minor traffic offense); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or a Subsidiary; (v) material breach of any term of any agreement between the Participant and the Company or a Subsidiary relating to employment, consulting or other services, confidentiality, intellectual property or non-competition; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or a Subsidiary requiring the removal from any office held by the Participant with the Company or prohibiting or materially limiting the Participant from participating in the business or affairs of the Company or any Subsidiary. “Disability” for purposes of this Agreement shall mean disability which, after the expiration of more than 52 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers.

2.	Payout on Account of Awards.

A.	Upon certification by the Committee of the level of attainment of the Award Goals in accordance with paragraph 1.G. hereof and satisfaction of all other applicable conditions as to the issuance of the TSR Shares, and otherwise subject to this Agreement and the terms of the Plan, the Participant shall be entitled to the number of shares of Common Stock constituting the Award as determined by the Committee. The Participant shall be entitled to receive payout of the vested Award in the form of cash, shares of Common Stock or a combination of cash and shares, less any Tax-Related Items as defined in paragraph 7, as determined by the Committee in its sole discretion. The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock as of the Payout Date (as hereinafter defined).

B.	Any shares of Common Stock issued to the Participant with respect to his or her Award shall be subject to such restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange and any applicable state or foreign securities laws, and the Committee may cause a legend or legends to be endorsed on any stock certificates for such shares making appropriate references to such legal restrictions.

C.	Except as otherwise provided in this Agreement, and except in the event the Participant is permitted and has made an election to defer payout of the TSR Shares pursuant to the terms and conditions established by the Company, the issuance of the shares of Common Stock in accordance with the provisions of paragraph 1 and this paragraph 2 will be delivered within 90 days following (i) the beginning of the taxable year that follows the last day of the Award Period or, (ii) to the extent applicable under the provisions of paragraph 1.H. hereof and provided the Change in Control constitutes a “change in control event,” within the meaning of Section 409A of the Code, the date of an Involuntary Termination following a Change in Control (the earliest of these dates, the “Payout Date”). Payout of TSR Shares that have been deferred shall be governed by the terms and conditions of the deferral election form.

3.	Continuing Conditions. Notwithstanding any other provisions herein, the Participant, by execution of this Agreement, agrees and acknowledges that in return for the Award granted by the Company in this Agreement, the following continuing conditions shall apply:

A.

If at any time prior to the expiration of the Award Period or within one (1) year after the Award Period the Participant engages in any activity in competition with any activity of the Company or any of its Subsidiaries, or contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (1) conduct related to the Participant’s employment for which either criminal or civil penalties against the

Participant may be sought; (2) violation of Company (or Subsidiary) Business Conduct Policies; (3) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company or any of its Subsidiaries, including employing or recruiting any present, former or future employee of the Company or any of its Subsidiaries; (4) disclosing or misusing any confidential information or material concerning the Company or any of its Subsidiaries; or (5) participating in a hostile takeover attempt, then this Award shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement, and any “Award Gain” realized by the Participant shall be paid by the Participant to the Company. “Award Gain” shall mean the cash and the Fair Market Value of the Common Stock delivered to the Participant pursuant to paragraph 2 on the date of such delivery times the number of shares so delivered. Any shares of Common Stock deferred by the Participant shall be considered to have been delivered for the purpose of this paragraph 3.

B.	By accepting this Agreement, the Participant consents to a deduction from any amounts the Company or any of its Subsidiaries owes the Participant from time to time (including amounts owed the Participant as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company or any of its Subsidiaries), to the extent of the amounts payable to the Company by the Participant under paragraph 3.A. above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount payable by the Participant, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

C.	The Participant may be released from the Participant’s obligations under paragraphs 3.A and 3.B above only if the Committee determines, in its sole discretion, that such action is in the best interest of the Company.

4.	Award Subject to Plan Provisions. Unless otherwise expressly provided in the Grant Notice or this Agreement, the TSR Share Award shall be subject to the provisions of the Plan, including, without limitation, Article XI. In the event of any conflict between this Agreement and either the Grant Notice or the Plan, the Grant Notice or Plan, as applicable, shall control over this Agreement.

5.	Applicable Law; Entire Agreement; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any choice of law principles. The Grant Notice, this Agreement and the Plan contain all terms and conditions with respect to the subject matter hereof.

For purposes of litigating any dispute that arises under the Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or other federal courts for the United States for the Western District of Pennsylvania, and no other courts, where this Award of TSR Shares is made and/or to be performed. The parties agree that, if suit is filed in Allegheny County courts, application will be made by one or both parties, without objection, to have the case heard in the Center for Commercial and Complex Litigation of the Court of Common Pleas of Allegheny County.

6.	Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements

(including, without limitation, stock powers with respect to shares of Common Stock issued or otherwise distributed in relation to this Award) which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Grant Notice, this Agreement and the Plan.

7.	Taxes. Regardless of any action the Company and/or the Subsidiary employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the TSR Shares, the certification of the Award Goals, the conversion of the TSR Shares into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired pursuant to the TSR Shares and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy the Tax-Related Items obligation by withholding otherwise deliverable shares of Common Stock. In addition, the Participant authorizes the Company and/or the Employer, in their sole discretion and pursuant to such procedures as the Company may specify from time to time, to withhold any Tax-Related Items by one or more of the following means: (i) withholding from the proceeds of the sale of shares of Common Stock acquired upon the vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); and /or (ii) withholding from any wages or other cash compensation paid to the Participant by the Company and/or the Employer or from any equivalent cash payment received in connection with the Award. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, the Participant shall be deemed, for tax purposes only, to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. The Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that is required to be withheld or accounted for in connection with the TSR Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Participant any shares of Common Stock pursuant to the Award if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.	Transfer Restrictions. This Award and the TSR Shares are not transferable other than by will or the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the TSR Shares shall be forfeited.

9.	Capitalization Adjustments. The number of TSR Shares awarded is subject to adjustment as provided in Section 11.07(a) of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

10.	Securities Law Compliance. Notwithstanding anything to the contrary contained herein, no shares of Common Stock shall be issued to the Participant upon vesting of this Award unless the Common Stock is then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or, if such Common Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this Award, the Participant agrees not to sell any of the shares of Common Stock received under this Award at a time when the applicable laws or Company policies prohibit a sale.

11.	Award Confers No Rights to Continued Employment. Nothing contained in the Plan or this Agreement shall give the Participant the right to be retained in the employment of the Company or any Subsidiary or affect the right of any such employer to terminate the Participant’s employment.

12.	Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Code Section 409A. It is the intent that the vesting or the payout of the TSR Shares set forth in this Agreement shall comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payouts provided under this Agreement are made in a manner that complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payout of TSR Shares provided under this Agreement will comply with Section 409A of the Code.

15.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the TSR Shares and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Participant

(Name)

PPG Industries, Inc.

/s/ J. Craig Jordan
By: J. Craig Jordan, Vice President, Human Resources